UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: September 11, 2007

HORACE MANN EDUCATORS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10890	37-0911756
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Horace Mann Plaza, Springfield, Illinois 62715-0001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 217-789-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 11, 2007, the Company’s Board of Directors elected Gabriel L. Shaheen and Charles R. Wright each to hold office as Director, until the next Annual Meeting of Shareholders, bringing the number of board members to nine. There are no special arrangements or understandings between Mr. Shaheen or Mr. Wright and any other persons under which they were selected to serve as a Director. Mr. Shaheen was appointed to serve on the Board’s Audit Committee and Investment & Finance Committee. Mr. Wright was appointed to serve on the Board’s Compensation Committee and Nominating & Governance Committee.

Mr. Shaheen, 53, is a partner in NxtStar Ventures LLC, an advisory firm providing counsel to clients in the life insurance and retail financial services business, a position he has held since 2000. Prior to joining NxtStar Ventures, for 22 years Mr. Shaheen served The Lincoln National Life Insurance Companies in various positions of increasing responsibility including President and Chief Executive Officer of Lincoln National Life Insurance Company. Mr. Shaheen holds the Fellow of the Society of Actuaries (FSA) designation.

Prior to his retirement in 2004, Mr. Wright, 65, served as the Senior Executive Vice President and Chief Agency and Marketing Officer for State Farm Insurance, the largest auto and home insurer in the United States of America. Mr. Wright has over 40 years of experience in the insurance industry, serving in various marketing positions of increasing responsibility at State Farm. Mr. Wright holds the Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) designations.

Item 8.01:	Other Events

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, $96.3 million remained authorized for future repurchases of Horace Mann Educators Corporation’s Common Stock, par value $0.001, under the May 1999 authorization by the Company’s Board of Directors (“Board”). The Company’s last repurchase of its common shares was in July 2000. On September 12, 2007, the Board authorized a new share repurchase program allowing repurchases up to $50 million and ended the May 1999 authorization. The new share repurchase program authorizes the repurchase of common shares in open market or privately negotiated transactions, from time to time, depending on market conditions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORACE MANN EDUCATORS CORPORATION

By:	/s/ Bret A. Conklin
Name:	Bret A. Conklin
Title:	Senior Vice President & Controller
(Principal Accounting Officer)

Date: September 14, 2007

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